CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Counsel and Independent Registered Public Accounting Firm" and to the use of our reports dated January 18, 2008 with respect to Global Stock Fund and International Stock Fund, which are incorporated by reference in this Registration Statement on Form N-1A of Strategic Funds, Inc.

/s/ ERNST & YOUNG LLP

New York, New York

May 23, 2008